Exhibit 99.3

Aquilex Holdings LLC

Aquilex Finance Corp.

Offer to Exchange up to

$225,000,000 11 1/8% Senior Notes due 2016

Which Have Been Registered Under the Securities Act of 1933

for

All Old Unregistered

11  1/8% Senior Notes due 2016

To Our Clients:

We are enclosing herewith (i) a prospectus dated                    , 2010 of Aquilex Holdings LLC, a Delaware limited liability company (the “Company”), and Aquilex Finance Corp., a Delaware corporation (together with the Company, the “Issuers”), (ii) a related Letter of Transmittal (which together with the prospectus constitutes the “Exchange Offer”) relating to the offer by the Issuers to exchange up to $225,000,000 aggregate principal amount of the Issuers’ 11 1/8% Senior Notes due 2016 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $225,000,000 aggregate principal amount of the Issuers’ outstanding 11 1/8% Senior Notes due 2016 (the “Old Notes”), upon the terms and subject to the conditions set forth in the Exchange Offer and (iii) an Instruction to Registered Holder from Beneficial Owner (the “Instruction Letter”).

The Issuers have filed a registration statement, which became effective under the Securities Act on , 2010, to register the New Notes under the Securities Act.

PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                    , 2010 UNLESS EXTENDED. THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF OLD NOTES BEING TENDERED.

We are the holder of record of Old Notes for your account. A tender of such Old Notes can be made only by us as the record holder pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may make on your behalf the representations and warranties contained in the Letter of Transmittal. In this regard, please complete the enclosed Instruction Letter and return it to us as soon as practicable.

Pursuant to the Letter of Transmittal, each tendering holder of Old Notes (a “Holder”) will represent to the Issuers that (i) the New Notes to be acquired pursuant to the Exchange Offer will be acquired in the ordinary course of business of the person acquiring the New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer (if not a broker-dealer referred to in the last sentence of this paragraph) is participating or intends to participate in the distribution of the New Notes and none of them have any arrangement or understanding with any person to participate in the distribution of the New Notes, (iii) the Holder and each person receiving any new Notes directly or indirectly from the Holder pursuant to the Exchange Offer acknowledge and agree that any broker-dealer or any person participating in the Exchange Offer for the purpose of distributing the New Notes (x) must comply with the registration and prospectus delivery requirements of the Securities Act, in connection with a secondary resale transaction of the New Notes acquired by such person and (y) cannot rely on the position of the staff of the Securities and Exchange Commission (the “Commission”) set forth in the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) and the Morgan Stanley and Co., Inc. no-action letter (available June 5, 1991), as interpreted in the Commission’s no-action letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters, (iv) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement, (v) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer is an “affiliate” of either of the Issuers, as defined under Rule 405 under the Securities Act, or if it is such an “affiliate”, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (vi) if the Holder is a broker-dealer, that it did not purchase the Old Notes to be exchanged for New Notes from either of the Issuers or any of its affiliates and (vii)

the Holder is not acting on behalf of any person who could not truthfully and completely make the representations contained in the forgoing subclauses (i) through (vi). If the Holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market making or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes received in respect of such Old Notes pursuant to the Exchange Offer; however, by so acknowledging and by delivering a prospectus, the Holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Very truly yours,

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